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                                   EXHIBIT 3.1
            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION





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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                 OF AVITAR, INC.


         Avitar, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

                  FIRST: That by unanimous written consent of the Board of Directors of Avitar, Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the initial paragraph of Article Fourth of the Certificate of Incorporation is hereby amended so that said initial paragraph of Article Fourth shall read in its entirety as follows:

                  "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Eighty Million (80,000,000) shares, of which Seventy Five Million (75,000,000) shares shall be Common Stock, par value $.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $.001 per share."

                  SECOND: That in accordance with Section 242 of the Delaware General Corporation Law, the above statement of amendment has been duly approved by the Board of Directors of Avitar, Inc. by unanimous written consent as of May 12, 1999, and by the stockholders of Avitar, Inc. at the Annual Meeting of Stockholders duly called and held on June 23, 1999. At the Annual Meeting, which was held upon notice duly given in accordance with Section 222 of the General Corporation Law of the State of Delaware, at least a majority of the shares issued and outstanding on the record date for the meeting constituting the requisite vote as required by statute were voted in favor of the Amendment.

                  IN WITNESS WHEREOF, said AVITAR, INC., has caused this Certificate to be signed by Peter P. Phildius, its Chairman and Chief Executive Officer, who does make this certificate and declares and certifies under penalty of perjury that this is the act and deed of the Corporation, and that the acts stated herein are true, and accordingly have set his hand hereto this 23rd day of June, 1999.


                                    AVITAR, INC.



                                    By: /s/ Peter P. Phildius
                                    -----------------------------
                                    Name: Peter P. Phildius
                                    Title:  Chairman and Chief Executive Officer



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                                  EXHIBIT 27.4
                      AVITAR, INC. FINANCIAL DATA SCHEDULE




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